EXHIBIT 3.7

                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                                     BY-LAWS
                                       OF
                          INTERPLAY ENTERTAINMENT CORP.

         The undersigned, Herve Caen, the Chief Executive Officer of Interplay Entertainment Corp. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law (the "GCL") of the State of Delaware, does hereby certify pursuant to Article 8 of the Corporation's Amended and Restated Articles of Incorporation, as amended, and Section 13 of the Corporation's Amended and Restated By-laws (the "By-laws") as to the following:

         1. The name of the Corporation is Interplay Entertainment Corp. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 27, 1998.

         2. Section 3.9 of the By-laws is hereby amended and restated to read in its entirety as follows:

         "3.9. NOTICE. It shall be reasonable and sufficient notice to a director to send notice by mail, including by electronic mail at a director's last known electronic address provided by the director to the corporation, at least forty-eight hours or by facsimile at least twenty-four hours before the meeting addressed to him at his usual or last known business or residence facsimile number or to give notice to him in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither notice of a meeting nor a wavier of a notice need specify the purposes of the meeting."

         3. The foregoing amendment of the By-laws of the Corporation has been duly adopted by the Corporation's Board of Directors in accordance with the provisions of Section 109 and 141 of the GCL.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the By-laws as of the 9th day of March 2004.



                                               /S/  HERVE CAEN
                                            ------------------------
                                            Herve Caen
                                            Chief Executive Officer